EXHIBIT 99.1

NEWS BULLETIN
M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES HOMEAMERICAN MORTGAGE

FOR IMMEDIATE RELEASE
TUESDAY, DECEMBER 14, 2004

Contacts:	Paris G. Reece III Chief Financial Officer (303) 804-7706 greece@mdch.com	Rachel Neumann Communications Director (303) 804-7729 rlneumann@mdch.com

M.D.C. HOLDINGS ANNOUNCES COMPLETION OF
$250 MILLION MEDIUM TERM SENIOR NOTES OFFERING

DENVER, Tuesday, December 14, 2004 — M.D.C. Holdings, Inc. (NYSE/PCX: MDC) today announced that it has completed the issuance and sale of $250 million principal amount of 5.375% medium term senior notes due December 2014 (the “2014 Notes”), in accordance with terms previously announced. MDC will use the proceeds of the offering to repay certain outstanding indebtedness under its homebuilding line of credit and for general corporate purposes. A total of $250 million principal amount is remaining to be issued by MDC pursuant to its medium term notes program, under which the Company may, from time to time, issue senior or subordinated notes.

MDC, whose subsidiaries build homes under the name “Richmond American Homes,” is one of the largest homebuilders in the United States. The Company also provides mortgage financing, primarily for MDC’s homebuyers, through its wholly owned subsidiary HomeAmerican Mortgage Corporation. MDC is a major regional homebuilder with a significant presence in some of the country’s best housing markets. The Company is the largest homebuilder in Colorado; among the top five homebuilders in Northern Virginia, suburban Maryland, Phoenix, Tucson, Las Vegas and Salt Lake City; and among the top ten homebuilders in Jacksonville, Northern California and Southern California. MDC also has established operating divisions in Dallas/Fort Worth, Houston, West Florida, Philadelphia/Delaware Valley and Chicago. For more information about our Company, please visit www.richmondamerican.com.

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